Exhibit 99.1

NEWS RELEASE

IMMUNOMEDICS ANNOUNCES ORAL PRESENTATION AT THE 2019 GENITOURINARY CANCERS SYMPOSIUM

Morris Plains, N.J., February 11, 2019 — Immunomedics, Inc., (NASDAQ: IMMU) (“Immunomedics” or the “Company”), a leading biopharmaceutical company in the area of antibody-drug conjugates (ADC), today announced that updated data with longer follow-up on sacituzumab govitecan, its lead investigational ADC, in patients with metastatic urothelial cancer (mUC) who have relapsed or are refractory to chemotherapies and immune checkpoint inhibitors (CPIs), have been accepted for an oral presentation at this year’s Genitourinary Cancers Symposium (ASCO-GU).

As reported in the abstract released online, sacituzumab govitecan produced an overall response rate (ORR) of 31 percent in 45 heavily-pretreated mUC patients, with an encouraging median duration of response of 12.6 months and median progression-free survival of 7.3 months. Consistent with prior reports, the updated safety profile demonstrates that sacituzumab govitecan is generally well tolerated and manageable relative to other available therapies. Further data on subgroups will be presented at the meeting.

“Despite the late-stage setting, sacituzumab govitecan continues to show promising activity in patients who failed current standard of care for mUC,” said Dr. Robert Iannone, Head of Research & Development and Chief Medical Officer of Immunomedics. “We believe these results support further investigation in a pivotal Phase 2 TROPHY U-01 study.

The trial design of TROPHY U-01 is the subject of the second presentation at ASCO-GU. Details of the two presentations are listed below (all times are in Pacific Time):

Friday, February 15, 2019

•                  Sacituzumab govitecan (IMMU-132) in patients with previously treated metastatic urothelial cancer (mUC): Results from a Phase I/II study (Tagawa, et al.)

Oral Abstract Session B: Urothelial Carcinoma & Penile, Urethral, Testicular, & Adrenal Cancer

Abstract # 354

1:45 pm - 1:55 pm

Level 3 - Ballroom

Poster Session B: Prostate Cancer, Urothelial Carcinoma, and Penile, Urethral, Testicular, and Adrenal Cancers

Board B5

12:15 pm -1:45 pm and 5:15 pm - 6:15 pm

Level 1 - West Hall

•                  TROPHY U-01: A Phase II open-label study of sacituzumab govitecan (IMMU-132) in patients with advanced urothelial cancer after progression on platinum-based chemotherapy and/or anti-PD-1/PD-L1 checkpoint inhibitor therapy (Tagawa, et al.)

~ more ~

Trials in Progress Poster Session B: Prostate Cancer, Urothelial Carcinoma, and Penile, Urethral, Testicular, and Adrenal

Abstract TPS495

Board N5

12:15 pm -1:45 pm and 5:15 pm - 6:15 pm

Level 1 - West Hall

About Immunomedics

Immunomedics is a clinical-stage biopharmaceutical company developing monoclonal antibody-based products for the targeted treatment of cancer. Immunomedics’ corporate objective is to become a fully-integrated biopharmaceutical company and a leader in the field of antibody-drug conjugates. For additional information on the Company, please visit its website at https://immunomedics.com/. The information on its website does not, however, form a part of this press release.

Cautionary note regarding forward-looking statements

This release, in addition to historical information, may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Such statements, including statements regarding expectations for the timing or outcome of  our anticipated meeting with the FDA to discuss the Complete Response Letter received in response to our BLA for sacituzumab govitecan for the treatment of patients with metastatic triple-negative breast cancer (mTNBC) who have received at least two prior therapies for metastatic disease, and expectations for the related resubmission, the FDA re-inspection of the Company’s manufacturing facility where we manufacture the monoclonal antibody for further manufacture into our antibody-drug-conjugate candidate sacituzumab govitecan, potential approval and commercial launch of sacituzumab govitecan for that indication and the Company’s development of sacituzumab govitecan for additional indications, clinical trials (including the funding therefor, anticipated patient enrollment, trial outcomes, timing or associated costs), regulatory applications and related timelines, including the filing and approval timelines for BLAs, BLA resubmissions, and BLA supplements, out-licensing arrangements, forecasts of future operating results, potential collaborations, capital raising activities, and the timing for bringing any product candidate to market, involve significant risks and uncertainties and actual results could differ materially from those expressed or implied herein. Factors that could cause such differences include, but are not limited to, the Company’s reliance on third-party relationships and outsourcing arrangements (for example in connection with manufacturing, logistics and distribution, and sales and marketing) over which it may not always have full control, including the failure of third parties on which the Company is dependent to meet the Company’s business and operational needs for investigational or commercial products and, or to comply with the Company’s agreements or laws and regulations that impact the Company’s business; the Company’s ability to meet pre- or post-approval compliance obligations; imposition of significant post-approval regulatory requirements on our product candidates, including a requirement for a post-approval confirmatory clinical study, or failure to maintain or obtain full regulatory approval for the Company’s product candidates, if received, due to a failure to satisfy post-approval regulatory requirements, such as the submission of sufficient data from a confirmatory clinical study; the uncertainties inherent in research and development; safety and efficacy concerns related to the Company’s products and product candidates; uncertainties in the rate and degree of market acceptance of products and product candidates, if approved; inability to create an effective direct sales and marketing infrastructure or to partner with third parties that offer such an infrastructure for distribution of the Company’s product

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candidates, if approved; inaccuracies in the Company’s estimates of the size of the potential markets for the Company’s product candidates or limitations by regulators on the proposed treatment population for the Company’s products and product candidates; decisions by regulatory authorities regarding labeling and other matters that could affect the availability or commercial potential of the Company’s products and product candidates; the Company’s dependence on business collaborations or availability of required financing from capital markets, or other sources on acceptable terms, if at all, in order to further develop our products and finance our operations; new product development (including clinical trials outcome and regulatory requirements/actions); the risk that we or any of our collaborators may be unable to secure regulatory approval of and market our drug candidates; risks associated with litigation to which the Company is or may become a party, including the cost and potential reputational damage resulting from such litigation; loss of key personnel; competitive risks to marketed products; and the Company’s ability to repay its outstanding indebtedness, if and when required, as well as the risks discussed in the Company’s filings with the Securities and Exchange Commission. The Company is not under any obligation, and the Company expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact:	Media Contact:
Dr. Chau Cheng	Lauren Wood
(973) 531-9123	(973) 531-9287
ccheng@immunomedics.com	lwood@immunomedics.com

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